Exhibit 99.1

For further information contact:
James F. Conway III, Chairman,
President and Chief Executive Officer
or
Peter M. Folger
Senior Vice President and
Chief Financial Officer
(978) 251-6000
www.courier.com

News Release

Courier Bringing Custom Textbook Production to Brazil

North Chelmsford, MA, October 28, 2013—Courier Corporation (Nasdaq: CRRC), one of America’s leading innovators in book manufacturing, publishing and content management, today announced plans to bring its pioneering technology for the production of customized textbooks to Brazil.

The move rests on a pair of agreements expected to close later this year. Under the first, Courier will acquire a 40% stake in Brazilian book manufacturer Digital Page Gráfica E Editora Ltda. for an investment of approximately $9 million. Under the second, Courier will license its proprietary custom textbook platform to Santillana, the largest Spanish/Portuguese educational publisher in the world, which has a long-term print agreement with Digital Page. The combination of Courier’s custom book solution and advanced workflow systems to be implemented at Digital Page will enable Santillana to become the first publisher in the country to offer textbooks customized to the needs of individual schools.

Based in São Paulo, privately held Digital Page has established itself as the leading digital print provider for Brazil’s large and rapidly growing textbook market, and it is currently the only company in the country running HP four-color digital inkjet technology dedicated to book manufacturing. It is also Santillana’s largest supplier of digital textbooks in Brazil.

Santillana and Courier have been working together for over a year to adapt Courier’s core customization technology to meet the needs of the Brazilian market. With its diverse mixture of public and private elementary and high schools serving more than 50 million students, Brazil presents additional opportunities beyond content customization, including the use of distinctive visual elements and cover treatments to express each school’s individual identity and culture.

Replicating a proven model

“With the rapid growth of our digital business in the United States, we have known for some time that our technology and business model have tremendous potential in certain international markets as well,” said Courier Chairman and Chief Executive Officer James F. Conway III. “This exciting venture in Brazil will bring powerful, proven content management and production technology to South America’s largest education market. At the same time, it will bring the benefits of textbook customization and innovative design within reach of thousands of schools and millions of students.”

Digital Page founder Walter Luiz Anticaglia Filho welcomed Courier’s participation. “With our strong relationship with Santillana, we are already well positioned to grow in the textbook market,” said Mr. Anticaglia. “By adding Courier’s unique customization and process management expertise, we will be able to do more than ever, both for Santillana and for all our customers.”

“We are proud to be the first Brazilian publisher to offer a complete textbook customization solution for schools,” said the Supply Chain Director Wilson Troque of Moderna, a Brazilian imprint of Santillana. “Santillana has been at the forefront of Latin American educational publishing for years, and this step will help us continue to lead the way with the quality and service our customers deserve.”

About Courier Corporation

Courier Corporation is America’s third largest book manufacturer and a leader in content management and customization in new and traditional media. It also publishes books under three brands offering award-winning content and thousands of titles. Founded in 1824, the company is headquartered in North Chelmsford, Massachusetts. For more information, visit www.courier.com.

About Santillana

Santillana is the leading textbook and general-interest publishing group in Spain and Latin America, and one of the most prestigious publishers of literary works in Spanish and Portuguese. With five decades of experience and an international presence in 22 countries, the company has been synonymous with quality, innovation and service to teaching staff since its inception in 1960.

The company’s presence in Brazil was consolidated with the takeover in 2001 of the publishing house Moderna, founded in 1968 and specializing in textbooks and education systems and services. Santillana also acquired the publisher Editora Salamandra, specializing in children’s literature. To complement its operations in the area of education, Santillana also owns 75% of Brazilian company Editora Objetiva, a leading publisher of general-interest titles with a comprehensive catalog.

For more information, visit www.santillana.com.

# # #

This news release includes forward-looking statements., Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, changes in obligations of multiemployer pension plans, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets and contingent consideration, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets.  Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.